Exhibit 99.1
Solaris Energy Infrastructure Announces Second Quarter 2026 Results and Continued Expansion of Power Contract Scope and Business Capabilities, and Raises Guidance

HOUSTON, Texas, August 5, 2026 — (BUSINESS WIRE) — Solaris Energy Infrastructure, Inc. (NYSE:SEI) (“Solaris” or the “Company”), today announced the following:
Second Quarter 2026 Summary Results
•Revenue of approximately $219 million increased 12% sequentially from first quarter 2026.
◦Net income of $25 million and $0.26 per diluted Class A common share; Adjusted pro forma net income(1) of $37 million and $0.39 per fully diluted share.
◦Adjusted EBITDA(1) of approximately $108 million increased 30% sequentially from first quarter 2026.
◦Adjusted EBITDA attributable to Solaris(1)(4) of approximately $111 million, which excludes the EBITDA loss attributable to the non-controlling interest in Stateline Power, LLC (“Stateline”), the Company’s joint venture.
Recent Growth Initiatives
◦Expanded Three Long-Term Contracts Adding >$100 Million of Expected Annual Adjusted EBITDA
•Contract Expansion of February 2026 Hatchbo Agreement
▪Expanded equipment and services to deliver and operate a full turnkey ~660 MW power plant with balance of plant, batteries and energy management systems designed to manage AI workloads.
•Extended tenor to up to 18 years (10-year base + 8-year extension) from up to 15 years (10-year base + 5-year extension).
•Contract Expansion of April 2026 Agreement. Solaris signed additional agreements which expand the scope of the original contract to now include additional balance of plant, energy storage assets and infrastructure support services.
•Energy Contract Tenor and Capacity Expansion. A large energy customer has expanded its contracted microgrid capacity from 60 MW to approximately 80 MW and has extended the contract tenor from 4 to 6 years.
◦Strengthened Balance Sheet with $2 billion of Growth Financing. Successfully completed an inaugural $1.3 billion senior, unsecured notes offering and secured a new, undrawn $650 million credit facility. Corporate credit ratings assigned by S&P Global Ratings (BB-), Moody’s Ratings (Ba3) and Fitch Ratings (BB). Ended the quarter with approximately $1.4 billion in available liquidity.

◦Acquisition of Global Energy Services Alliance, Inc. (“GESA”), a full cycle power generation service provider with a strong track record. GESA’s skilled team enhances Solaris’ project execution capacity, adds aftermarket repair, maintenance, installation and commissioning services, and brings in-house proven capabilities to service and operate a broad range of generation technology.
◦Invested in and Collaborating with Deployable Energy, a Small Modular Reactor (“SMR”) Nuclear Technology Company. Made an equity investment in Deployable Energy, providing early exposure to next-generation nuclear technology. Solaris will work with Deployable on commercialization of their SMR technology, complementing our existing generation capabilities.
Guidance (1)(2)
◦Raising third quarter 2026 Adjusted EBITDA guidance to $90-105 million from $80-95 million and establishing fourth quarter 2026 Adjusted EBITDA guidance at $100-120 million.

Shareholder Returns
◦On August 4, 2026, the Company’s board of directors approved a third quarter 2026 dividend of $0.12 per share, to be paid on September 25, 2026, to holders of record as of September 15, 2026, which, once paid, will represent Solaris’ 32nd consecutive dividend.
CEO Commentary
“We are executing, expanding our contracted scope and continuing to build Solaris into a proven power and infrastructure business well positioned to serve our customers,” said Bill Zartler, Chairman and Co-Chief Executive Officer. "Our accomplishments and activities this quarter, from expanding the scope of our turnkey power plants and bringing GESA's service and aftermarket capabilities in-house, to taking an early equity position in a small modular reactor technology company, reflect our strategy to grow our offerings and capabilities to deliver valuable solutions to our customers.”

“Not only are our existing customers expanding the scope of their contracts with us, but in addition, we continue to see strong market demand for our services. We are very focused on organic and inorganic growth designed to reinforce our track record of on-time and successful execution with the ability to deliver services across the full cycle of power infrastructure solutions. We are excited about the opportunities we see in the market for our expanded services,” said Amanda Brock, Co-Chief Executive Officer.

Segment Results (3)
Solaris Power Solutions
•Activity – Second quarter 2026 averaged approximately 950 MW of capacity earning revenue, which was up 4% compared to approximately 910 MW in first quarter 2026.
•Revenue – Second quarter 2026 revenue of approximately $158 million was up 23% from first quarter 2026.
•Profitability – Second quarter 2026 Segment Adjusted EBITDA (1)(3) of approximately $96 million increased 34% from first quarter 2026 due primarily to increased ancillary service revenue.
Solaris Logistics Solutions
•Revenue – Second quarter 2026 revenue of $61 million decreased 10% from first quarter 2026 due to lower last-mile transportation activity.
•Profitability – Second quarter 2026 Segment Adjusted EBITDA (1)(3) of $25 million increased 7% from first quarter 2026 due primarily to increased system activity and a more favorable project mix.
Footnotes

(1)
See “About Non-GAAP Measures” below for additional detail and reconciliations of GAAP to non-GAAP measures in the accompanying financial tables. Due to the forward-looking nature of such metrics, a reconciliation of 2026 third and fourth quarter Adjusted EBITDA to the most directly comparable GAAP measure cannot be provided without unreasonable efforts.

(2)
Please refer to the Earnings Supplemental Slides posted under “Events” on the Investor Relations section of the Company’s website solaris-energy.com for more detail on activity and financial guidance, including expected estimated capital expenditures.

(3)	Segment Adjusted EBITDA excludes Corporate and other Adjusted EBITDA.
(4)	Adjusted EBITDA attributable to Solaris excludes the 49.9% non-controlling interest share of Stateline’s Adjusted EBITDA attributable to the Company’s partner in the previously announced Stateline joint venture.
Conference Call
Solaris will host a conference call to discuss its results for second quarter 2026 on Thursday, August 6, 2026 at 8:00 a.m. Central Time (9:00 a.m. Eastern Time). To join the conference call from within the United States, participants may dial (844) 413-3978, or for participants outside of the United States (412) 317-6594. Participants should ask the operator to join the Solaris Energy Infrastructure, Inc. call. Participants are encouraged to log in to the webcast or dial in to the conference call approximately ten minutes prior to the start time. To listen via live webcast, please visit the Investor Relations section of the Company’s website at solaris-energy.com.
An audio replay of the conference call will be available shortly after the conclusion of the call and will remain available for approximately seven days. It can be accessed by dialing (855) 669-9658 within the United States or (412) 317-0088 outside of the United States. The conference call replay access code is 2265312. The replay will also be available in the Investor

Relations section of the Company’s website shortly after the conclusion of the call and will remain available for approximately seven days.
About Non-GAAP Measures
In addition to financial results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), this news release presents non-GAAP financial measures. Management believes that EBITDA, Adjusted EBITDA, Adjusted pro forma net income and Adjusted pro forma earnings per fully diluted share provide useful information to investors regarding the Company’s financial condition and results of operations because they reflect the core operating results of our businesses and help facilitate comparisons of operating performance across periods. Although management believes the aforementioned non-GAAP financial measures are good tools for internal use and the investment community in evaluating Solaris’ overall financial performance, the foregoing non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. A reconciliation of these non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying financial tables.
About Solaris Energy Infrastructure, Inc.
Solaris Energy Infrastructure, Inc. (NYSE:SEI) delivers comprehensive power infrastructure solutions including generation, distribution, installation and commissioning, aftermarket support, and operations and maintenance. Headquartered in Houston, Texas, the Company serves multiple U.S. end markets, including data centers, energy, and other commercial and industrial sectors. Additional information is available on our website, solaris-energy.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Examples of forward-looking statements include, but are not limited to, our business strategy, our industry, our future profitability, changes in tariffs, trade barriers, price and exchange controls and other regulatory requirements, and the impact of such policies on us, our customers and the global economic environment, the success of Stateline and associated transactions and its impact on the financial condition and results of operations of our Solaris Power Solutions segment, the anticipated growth of our power fleet and sources of financing thereafter, the volatility in global oil markets, expected capital expenditures and the impact of such expenditures on performance, management changes, current and potential future long-term contracts, our future business and financial performance and our results of operations, and the other risks discussed in Part I, Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the U.S. Securities Exchange Commission (the “SEC”) on February 27, 2026, Part II, Item 1A. “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2026 to be filed with the SEC subsequent to the issuance of this communication. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include, but are not limited to the factors discussed or referenced in our filings made from time to time with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

SOLARIS ENERGY INFRASTRUCTURE, INC
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2026	2025	2026	2026	2025
Leasing revenue	$105,718	$61,893	$105,364	$211,082	$100,999
Service revenue	113,682	87,435	90,875	204,557	174,661
Total revenue	219,400	149,328	196,239	415,639	275,660

Operating costs and expenses:
Cost of leasing revenue, excluding depreciation	41,467	25,226	47,686	89,153	40,777
Cost of services, excluding depreciation and amortization	51,658	54,023	51,079	102,737	106,182
Non-leasing depreciation and amortization	13,150	12,240	12,140	25,290	25,026
Depreciation of leasing equipment	26,368	6,137	12,618	38,986	13,415
Selling, general and administrative	30,010	14,899	20,880	50,890	30,173
Other operating expenses, net (1)	234	1,234	1,277	1,511	2,463
Total operating costs and expenses	162,887	113,759	145,680	308,567	218,036
Operating income	56,513	35,569	50,559	107,072	57,624
Interest expense	(16,917)	(7,007)	(4,774)	(21,691)	(13,210)
Interest income	5,452	1,525	2,754	8,206	2,557
Loss on debt extinguishment (2)	(14,826)	—	(1,258)	(16,084)	—
Income before income tax expense	30,222	30,087	47,281	77,503	46,971
Provision for income taxes	(4,990)	(5,958)	(15,226)	(20,216)	(9,874)
Net income	25,232	24,129	32,055	57,287	37,097
Less: net income related to non-controlling interests	(4,746)	(12,174)	(10,617)	(15,363)	(19,822)
Net income attributable to Solaris Energy Infrastructure, Inc.	20,486	11,955	21,438	41,924	17,275
Less: income attributable to participating securities (3)	(633)	(553)	(755)	(1,381)	(825)
Net income attributable to Class A common shareholders	$19,853	$11,402	$20,683	$40,543	$16,450

Earnings per share of Class A common stock - basic	$0.34	$0.30	$0.40	$0.73	$0.44
Earnings per share of Class A common stock - diluted	$0.26	$0.30	$0.32	$0.57	$0.44

Basic weighted average shares of Class A common stock outstanding	59,206	37,818	52,171	55,708	37,002
Diluted weighted average shares of Class A common stock outstanding	78,979	37,818	71,709	75,322	37,002
(1)Other operating expenses, net includes the change in Tax Receivable Agreement liability, gains or losses on the sale or disposal of assets, credit losses or recoveries, office space sublease income, transaction costs and other settlements.
(2)Loss in the second quarter of 2026 relates to unamortized debt issuance costs and prepayment penalties related to the term loan and other loans entered into concurrently with the acquisition of Focus Genco Cayman Ltd. (“Genco”) in the first quarter of 2026, which were extinguished following the issuance of the new senior notes and revolving credit facility entered into in the second quarter of 2026. Loss in the first quarter of 2026 relates to unamortized debt issuance costs of the revolving credit facility which was extinguished following the new term loan entered into in the first quarter of 2026.
(3)The Company’s unvested restricted shares of common stock are participating securities because they entitle the holders to non-forfeitable rights to dividends until the awards vest or are forfeited.

SOLARIS ENERGY INFRASTRUCTURE, INC
SEGMENT REPORTING
(In thousands)
(Unaudited)
We report two distinct business segments, which offer different services and align with how our chief operating decision makers assess operating performance and allocate resources.
Our reporting segments are:
•Solaris Power Solutions – delivers power generation, power control, and power distribution solutions. The segment’s offerings support data center, energy, and other commercial and industrial sector customers by providing flexible, on-demand power infrastructure, including power control and distribution capabilities.
•Solaris Logistics Solutions – designs and manufactures specialized equipment that enables the efficient management of raw materials used in the completion of oil and natural gas wells. Solaris’ equipment-based logistics services include field technician support, software solutions, and may also include last mile and mobilization services.
We evaluate the performance of our business segments based on Adjusted EBITDA. We define Adjusted EBITDA as our net income plus depreciation and amortization expense, interest (income) expense, income tax expense, stock-based compensation expense, and certain non-cash items and any extraordinary, unusual or non-recurring gains, losses or expenses.
Summarized financial information by business segment is shown below. The financial information by business segment for prior periods has been restated to reflect the changes in reportable segments.

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2026	2025	2026	2026	2025
Revenue
Solaris Power Solutions	$158,342	$75,625	$128,538	$286,880	$125,000
Solaris Logistics Solutions	61,058	73,703	67,701	128,759	150,660
Total revenues	$219,400	$149,328	$196,239	$415,639	$275,660

Adjusted EBITDA
Solaris Power Solutions	$96,432	$45,657	$71,860	$168,292	$77,562
Solaris Logistics Solutions	24,752	22,714	23,209	47,960	48,688
Corporate and other	(12,905)	(7,764)	(11,485)	(24,389)	(18,762)
Total Adjusted EBITDA*	$108,279	$60,607	$83,584	$191,863	$107,488

Capital expenditures
Solaris Power Solutions	$488,228	$183,510	$343,253	$831,481	$325,588
Solaris Logistics Solutions	3,290	1,491	103	3,393	3,693
Corporate and other	326	123	—	326	173
Total capital expenditures	$491,844	$185,124	$343,356	$835,200	$329,454

*	See “About Non-GAAP Measures” above for additional detail and reconciliations of GAAP to non-GAAP measures in the accompanying financial tables.

SOLARIS ENERGY INFRASTRUCTURE, INC
RECONCILIATION AND CALCULATION OF NON-GAAP FINANCIAL AND OPERATIONAL MEASURES
(In thousands, except per share data)
(Unaudited)
EBITDA AND ADJUSTED EBITDA
We view EBITDA and Adjusted EBITDA as important indicators of performance. We use them to assess our results of operations because it allows us, our investors and our lenders to compare our operating performance on a consistent basis across periods by removing the effects of varying levels of interest expense due to our capital structure, depreciation and amortization due to our asset base and other items that impact the comparability of financial results from period to period. We present EBITDA and Adjusted EBITDA because we believe they provide useful information regarding trends and other factors affecting our business in addition to measures calculated under generally accepted accounting principles in the United States (“GAAP”).
We define EBITDA as net income, plus (i) depreciation and amortization expense, (ii) interest (income) expense and (iii) income tax expense. We define Adjusted EBITDA as EBITDA plus (i) stock-based compensation expense and (ii) certain non-cash items and extraordinary, unusual or non-recurring gains, losses or expenses.
EBITDA and Adjusted EBITDA should not be considered in isolation or as substitutes for an analysis of our results of operation and financial condition as reported in accordance with GAAP. Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA should not be considered alternatives to net income presented in accordance with GAAP. Because EBITDA and Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents a reconciliation of the GAAP financial measure of net income to the non-GAAP financial measure of Adjusted EBITDA.

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2026	2025	2026	2026	2025
Net income	$25,232	$24,129	$32,055	$57,287	$37,097
Depreciation and amortization	39,518	18,377	24,758	64,276	38,441
Interest expense	16,917	7,007	4,774	21,691	13,210
Interest income	(5,452)	(1,525)	(2,754)	(8,206)	(2,557)
Provision for income taxes (1)	4,990	5,958	15,226	20,216	9,874
EBITDA	$81,205	$53,946	$74,059	$155,264	$96,065
Stock-based compensation expense (2)	11,772	5,207	6,713	18,485	8,484
Loss on extinguishment of debt (3)	14,826	—	1,258	16,084	—
Transaction and acquisition-related costs (4)	1,627	1,268	411	2,038	1,802
Other (5)	(1,151)	186	1,143	(8)	1,137
Adjusted EBITDA	108,279	60,607	83,584	191,863	107,488
Adjusted EBITDA loss attributable to Stateline non-controlling interest (6)	2,534	1,630	2,506	5,001	1,630
Adjusted EBITDA attributable to Solaris	$110,813	$62,237	$86,090	$196,864	$109,118
(1)United States federal and state income taxes.
(2)Represents stock-based compensation expense related to restricted stock awards and performance-based restricted stock units.
(3)Loss in the second quarter of 2026 relates to unamortized debt issuance costs and prepayment penalties related to the term loan and other loans entered into concurrently with the acquisition of Genco in the first quarter of 2026, which were extinguished following the issuance of the new senior notes and revolving credit facility entered into in the second quarter of 2026. Loss in the first quarter of 2026 relates to unamortized debt issuance costs of the revolving credit facility which was extinguished following the new term loan entered into in the first quarter of 2026.
(4)2026 costs primarily relate to acquisition costs to effect the acquisition of Genco and GESA and other acquisition opportunities. 2025 costs primarily related to costs incurred to establish the Stateline JV, including legal fees related to debt amendments to incorporate provisions for the joint venture.
(5)Other primarily consists of credit losses or recoveries, the net effect of loss/gain on disposal of assets and lease terminations and inventory write-offs.
(6)Represents the 49.9% non-controlling interest share of Stateline’s Adjusted EBITDA loss attributable to the Company’s partner.

CASH AND DEBT ATTRIBUTABLE TO SOLARIS

	June 30, 2026	December 31, 2025
Cash attributable to Solaris:
Cash and cash equivalents	$824,101	$353,319
Restricted cash	70,700	—
Consolidated cash	$894,801	$353,319
Less: cash attributable to Stateline non-controlling interest	(6,316)	(13,903)
Cash and cash equivalents attributable to Solaris	$888,485	$339,416

Debt attributable to Solaris:
Long-term debt, current portion	11,391	4,033
Long-term debt, net of current portion	1,597,592	179,986
Convertible notes	882,726	880,441
Consolidated debt and convertible notes	$2,491,709	$1,064,460
Less: debt attributable to Stateline non-controlling interest	(167,774)	(91,825)
Debt attributable to Solaris	$2,323,935	$972,635

ADJUSTED PRO FORMA NET INCOME AND ADJUSTED PRO FORMA EARNINGS PER FULLY DILUTED SHARE
Adjusted pro forma net income represents net income attributable to Solaris assuming the full exchange of all outstanding membership interests in Solaris Energy Infrastructure, LLC (“Solaris LLC”) not held by Solaris Energy Infrastructure, Inc. for shares of Class A common stock, adjusted for certain non-recurring items that the Company does not believe directly reflect its core operations and may not be indicative of ongoing business operations. Adjusted pro forma earnings per fully diluted share is calculated by dividing adjusted pro forma net income by the weighted-average shares of Class A common stock outstanding, assuming the full exchange of all outstanding units of Solaris LLC (“Solaris LLC Units”), after giving effect to the dilutive effect of outstanding equity-based awards.
When used in conjunction with GAAP financial measures, adjusted pro forma net income and adjusted pro forma earnings per fully diluted share are supplemental measures of operating performance that the Company believes are useful measures to evaluate performance period over period and relative to its competitors. By assuming the full exchange of all outstanding Solaris LLC Units, the Company believes these measures facilitate comparisons with other companies that have different organizational and tax structures, as well as comparisons period over period because it eliminates the effect of any changes in net income attributable to Solaris as a result of increases in its ownership of Solaris LLC, which are unrelated to the Company's operating performance, and excludes items that are non-recurring or may not be indicative of ongoing operating performance.
Adjusted pro forma net income and adjusted pro forma earnings per fully diluted share are not necessarily comparable to similarly titled measures used by other companies due to different methods of calculation. Presentation of adjusted pro forma net income and adjusted pro forma earnings per fully diluted share should not be considered alternatives to net income and earnings per share, as determined under GAAP. While these measures are useful in evaluating the Company's performance, they do not account for the earnings attributable to the non-controlling interest holders and therefore do not provide a complete understanding of the net income attributable to Solaris. Adjusted pro forma net income and adjusted pro forma earnings per fully diluted share should be evaluated in conjunction with GAAP financial results. A reconciliation of adjusted pro forma net income to net income attributable to Solaris, the most directly comparable GAAP measure, and the computation of adjusted pro forma earnings per fully diluted share are set forth below.

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2026	2025	2026	2026	2025
Numerator:
Net income attributable to Solaris	$20,486	$11,955	$21,438	$41,924	$17,275
Adjustments:
Reallocation of net income attributable to non-controlling interests from the assumed exchange of LLC Interests (1)	5,316	12,174	10,550	15,865	19,822
Loss on extinguishment of debt (2)	14,826	—	1,258	16,084	—
Transaction and acquisition-related costs (3)	1,627	1,268	411	2,038	1,802
Other (4)	(1,151)	186	1,143	(8)	1,137
Net loss attributable to Stateline non-controlling interest (5)	2,634	1,479	2,496	5,130	1,479
Incremental income tax expense	(7,192)	(2,428)	2,096	(5,096)	(3,039)
Adjusted pro forma net income	$36,546	$24,634	$39,392	$75,937	$38,476
Denominator:
Diluted weighted average shares of Class A common stock outstanding	78,979	37,818	71,709	75,322	37,002
Adjustments:
Potentially dilutive shares (6)	14,788	34,188	17,269	16,021	32,966
Adjusted pro forma fully weighted average shares of Class A common stock outstanding - diluted	93,767	72,006	88,978	91,343	69,968
Adjusted pro forma earnings per share - diluted	$0.39	$0.34	$0.44	$0.83	$0.55

(1)Assumes the exchange of all outstanding Solaris LLC Units for shares of Class A common stock at the beginning of the relevant reporting period, resulting in the elimination of the non-controlling interest and recognition of the net income attributable to non-controlling interests.
(2)Loss in the second quarter of 2026 relates to unamortized debt issuance costs and prepayment penalties related to the term loan and other loans entered into concurrently with the acquisition of Genco in the first quarter of 2026, which were extinguished following the issuance of the new senior notes and revolving credit facility entered into in the second quarter of 2026. Loss in the first quarter of 2026 relates to unamortized debt issuance costs of the revolving credit facility which was extinguished following the new term loan entered into in the first quarter of 2026.
(3)2026 costs primarily related to acquisition costs to effect the acquisition of Genco and GESA and other acquisition opportunities. 2025 costs primarily related to costs incurred to establish the Stateline JV, including legal fees related to debt amendments to incorporate provisions for the joint venture.
(4)Other primarily consists of credit losses or recoveries, the net effect of loss/gain on disposal of assets and lease terminations and inventory write-offs.
(5)Represents the 49.9% non-controlling interest share of Stateline’s net loss attributable to the Company’s partner.
(6)Represents the weighted-average potentially dilutive effect, as applicable for each period presented, of Class B common stock, unvested restricted stock awards, unvested performance-based restricted stock units, outstanding stock options, and shares issuable upon conversion of the convertible notes.
Contacts:
Yvonne Fletcher
Senior Vice President, Finance and Investor Relations
(281) 501-3070
IR@solaris-energy.com